EXHIBIT 10.2

STOCK OPTION CANCELLATION AGREEMENT

              THIS STOCK OPTION CANCELLATION AGREEMENT (this "Agreement") dated as of December 16, 2019, is made by and between INDUSTRIAL SERVICES OF AMERICA, INC., (the "Company"), and the undersigned employee who has outstanding stock options to purchase Company stock ("Optionee").

Recitals

  The Board of Directors (the “Board”) and shareholders of the Company have previously approved as in the best interests of the Company to sell substantially all of the assets of the Corporation (the “Transaction”) to River Metals Recycling LLC pursuant to the Asset Purchase Agreement dated August 16, 2019.
  Optionee has been granted options (the "Options") to purchase shares of common stock in the Company (the "Shares") pursuant to the terms of the Industrial Services of America, Inc. 2009 Long Term Incentive Plan, as amended (the "2009 Stock Plan") and related stock option agreements between the Company and Optionee (the "Option Agreements").
  Given that the Options have an option exercise price above the current market value per share and are therefore unlikely to be exercised following consummation of the Transaction, Optionee and the Company have determined that it would be advisable and in the best interests of the Corporation to cancel these stock options to facilitate the Corporation’s deregistration of its shares of common stock with the Securities and Exchange Commission.

Agreement

               NOW, THEREFORE, for good and valuable consideration including the promises herein, the parties agree as follows:

1.     Termination of Option and Option Agreement.  As of the date of this Agreement, the Company and Optionee agree to cancel all Option Agreements for nominal consideration. The Options and the Option Agreements hereby terminate and no longer have any force or effect. Upon such termination, the Optionee releases and discharges the Company and its successors and assigns from any and all obligations and liabilities under the Option Agreements with respect to all Options.

2.    Further Assurances.  The Optionee agrees to execute and deliver, after the date of this Agreement, without additional consideration, such further assurances, instruments and documents, and to take such other actions, as the Company may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

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3.     Miscellaneous.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding any prior understandings and agreements between the parties.  No amendment or modification of this Agreement shall be binding unless made in a writing duly executed by the Optionee and the Company.  This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, excluding any conflicts of law principle that would apply the law of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth above.

OPTIONEE:
/s/ Todd L. Phillips
Signature
Printed Name:	Todd L. Phillips

INDUSTRIAL SERVICES OF AMERICA, INC.
By	/s/ Vince Tyra
Title:	Chairman